                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        IMPAC COMMERCIAL HOLDINGS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                      N/A
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                        IMPAC COMMERCIAL HOLDINGS, INC.
                              20371 IRVINE AVENUE
                      SANTA ANA HEIGHTS, CALIFORNIA 92707

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting of Stockholders of IMPAC COMMERCIAL HOLDINGS, INC., a Maryland corporation (the "Company"), will be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on July 23, 1998, at 9:00 a.m., Pacific Time. Only stockholders of record at the close of business on June 1, 1998, (the "Record Date") will be entitled to vote.

  The Annual Meeting of the Stockholders of the Company is being held for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing year;

    2. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of the Company for the year ending December 31, 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of Common Stock of record at the close of business on June 1, 1998, will be entitled to vote at the meeting.

  Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: June 15, 1998

                                          For the Board of Directors

                                          /s/ Richard J. Johnson
                                          -----------------------------
                                          Richard J. Johnson, Secretary

                                [LOGO OF IMPAC]

                        IMPAC COMMERCIAL HOLDINGS, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         FOR ANNUAL MEETING TO BE HELD
                   JULY 23, 1998, AT 9:00 A.M. PACIFIC TIME

  This proxy statement is delivered to you by Impac Commercial Holdings, Inc. (the "Company" or "ICH"), a Maryland corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on July 23, 1998 at 9:00 a.m. Pacific Time at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660 (the "Meeting"). The approximate mailing date for this proxy statement and the enclosed proxy is June 15, 1998. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the six nominees for director named herein and for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the year ending December 31, 1998. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Meeting. The Company's principal executive office is located at 20371 Irvine Avenue, Santa Ana Heights, California 92707.

  The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

  The Company's Annual Report to Stockholders for the year ended December 31, 1997, is concurrently being provided to each stockholder.

  Holders of Common Stock of record at the close of business on June 1, 1998 will be entitled to vote at the Meeting. There were 7,344,789 shares of Common Stock, $.01 par value per share, outstanding at that date. Each share of Common Stock is entitled to one vote and the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Meeting. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants. For purposes of the vote on this matter, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. The Company's Charter (the "Charter") and Bylaws currently provide for a variable Board of Directors with a range of between three and 15 members. The Company's Bylaws give the Board the authority to establish, increase or decrease the number of directors. The size of the Company's Board is currently set at six. No proxy will be voted for more than six nominees for Director.

  Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

INFORMATION CONCERNING NOMINEES

  The following table sets forth certain information concerning the nominees for Directors of the Company:

          NAME            AGE                     POSITION
          ----            ---                     --------
Joseph R. Tomkinson (S).. 50  Chairman of the Board and Chief Executive Officer
James Walsh.............. 48  Director
Frank P. Filipps 0....... 50  Director
Stephan R. Peers 0....... 45  Director
Thomas J. Poletti+, (S).. 40  Director
Timothy R. Busch+, 0,
 (S)..................... 44  Director

--------
+   Unaffiliated Director
0   Member of Audit Committee
(S) Member of Compensation Committee

  JOSEPH R. TOMKINSON has been Chairman of the Board and Chief Executive Officer of ICH and Chairman of the Board and Chief Executive Officer of Impac Commercial Capital Corporation ("ICCC") since their formation. Mr. Tomkinson has been the Chairman of the Board since April 1998 (after being promoted from Vice-Chairman of the Board) and Chief Executive Officer of Impac Mortgage Holdings, Inc. ("IMH") (AMEX-IMH) and Chairman of the Board and Chief Executive Officer of Impac Funding Corporation ("IFC") and Impac Warehouse Lending Group ("IWLG") since August 1995. In October 1997, Mr. Tomkinson became a director of BNC Mortgage, Inc. (Nasdaq-BNCM), a specialty finance company that originates and sells non-conforming residential mortgage loans. Mr. Tomkinson served as President and Chief Operating Officer of Imperial Credit Industries, Inc. ("ICII") (Nasdaq-ICII) from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, a subsidiary of Imperial Bank, one of the companies that combined to become ICII in 1992. Mr. Tomkinson has been a Director of ICII since December 1991. From 1984 to 1986, he was employed as Executive Vice President of Loan Production for American Mortgage Network, a privately owned mortgage banker. Mr. Tomkinson brings 22 years of combined experience in real estate, real estate financing and mortgage banking to the Company.

  JAMES WALSH has been a Director of ICH since February 1997 and a Director of IMH since August 1995. Mr. Walsh is an Executive Vice President of Walsh Securities, Inc. where he directs mortgage loan production, sales and securitization. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services. From February 1987 to December 1988, Mr. Walsh was an executive in the mortgage banking department at Bear Stearns & Company. From December 1985 to February 1987, Mr. Walsh was a senior banking officer at Carteret Savings Bank.

  FRANK P. FILIPPS has been a Director of ICH since February 1997 and a Director of IMH since August 1995. Mr. Filipps was elected President of CMAC Investment Corporation and Chairman, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company ("CMAC") in January 1995. Mr. Filipps joined CMAC in 1992 as Senior Vice President and Chief Financial Officer, where he was responsible for the company's financial, investment and data processing operations, as well as the legal and human resources functions. In 1994, Mr. Filipps was promoted to Executive Vice President and Chief Operating Officer for both CMAC Investment Corporation and CMAC, where his additional responsibilities included the company's sales, marketing, underwriting and risk management operations. In 1975, Mr. Filipps joined American International Group and, from 1989 to 1992, he was Vice President and Treasurer. Prior to that, he was a Second Vice President for Chase Manhattan Bank, N.A., in New York.

  STEPHAN R. PEERS has been a Director of ICH since February 1997 and a Director of IMH since October 1995. Since January 1998, Mr. Peers has been an executive at Aames Financial Corporation, a mortgage loan Company. Mr. Peers served as a Managing Director of Resource Bancshares Corporation from August 1995 to December 1997. From April 1993 to December 1997, Mr. Peers was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performs corporate finance services for overseas issuers. From April 1989 to April 1993, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions. From March 1987 to March 1989, Mr. Peers was a Vice President at The First Boston Corporation in mortgage finance specializing in mortgage related products.

  THOMAS J. POLETTI has been a Director of ICH since March 1997. Mr. Poletti has been with the law firm of Freshman, Marantz, Orlanski, Cooper & Klein since 1983 and a partner of the firm since 1989. Freshman, Marantz, Orlanski, Cooper & Klein acts as counsel to the Company and IMH.

  TIMOTHY R. BUSCH has been a director of ICH since March 1997. Since October 1985, Mr. Busch has been the President of T. R. Busch Realty Corporation, a licensed real estate corporation, which was a general partner of European Hotel Investors, II, a California limited partnership that filed a voluntary petition pursuant to Chapter 11 of the Bankruptcy Code on February 22, 1994; a confirmation order was issued on or about December 23, 1994. Since 1985, Mr. Busch has been President of TRB Management, Inc., a California corporation, which was the sole general partner of Mercado del Sol Investors Limited Partners, an Arizona limited partnership. Mercado del Sol Investors Limited Partnership filed a voluntary petition pursuant to Chapter 11 of the Bankruptcy Code on August 10, 1993 and converted to a Chapter 7 bankruptcy in 1995. The assets of the entity were liquidated and the partnership was dissolved. Since 1984, Mr. Busch has been President of The Busch Firm, a professional corporation law firm. Mr. Busch is a director of Advanced Materials Group (Nasdaq-ADMG).

  There are no family relationships between any of the directors or executive officers of the Company.

  All Directors are elected at each annual meeting of the Company's stockholders for a term of one year, and hold office until their successors are elected and qualify. Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining Directors, including a majority of the unaffiliated directors (the "Unaffiliated Directors"). The Company pays an annual director's fee of $20,000 to each Unaffiliated Director and reimburses such Unaffiliated Director's costs and expenses for attending such meetings.

COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

  Six monthly meetings of the Board of Directors were held in 1997. Each Director attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

  The Audit Committee, established by the Board of Directors on June 3, 1997, reviews the scope of auditing activities performed by the Company's independent accountants. The Audit Committee met once during 1997. The Compensation Committee was also established by the Board of Directors on June 3, 1997. The Compensation Committee met once during 1997. The Board of Directors does not presently have a nominating committee.

                            EXECUTIVE COMPENSATION

  Joseph R. Tomkinson, William S. Ashmore, Richard J. Johnson and Mary C. Glass-Schannault, who are executive officers of ICH are also officers of IMH and IFC and are officers of RAI Advisors, LLC ("RAI"), the Manager. See "Certain Relationships and Related Transactions." These officers have modified their employment agreements with IFC to also become officers of the Manager (and of ICH and ICCC). The Manager has agreed to cause each of its officers to devote as much of his or her time to the operations of the Company as is reasonably necessary. The Company reimburses the Manager which reimburses IFC on a dollar for dollar basis (including the service charge referenced below), for the actual cost of providing the services of these officers to the Company based upon the compensation payable to them by IFC, plus a 15% service charge. Salary, other annual compensation and all other compensation are allocated to the Company at a rate of one-third and to IMH at a rate of two-thirds for services performed by the executive officers (except Mr. Endresen) as part of the Submanagement Agreement among IMH, IFC and RAI. The following is the amount of compensation allocated to the Company for services performed by Messrs. Tomkinson, Ashmore, and Johnson and Ms. Glass-Schannault and cash compensation paid to William D. Endresen for the period from January 15, 1997 (commencement of operations) through December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                      ANNUAL COMPENSATION               --------------
                              -----------------------------------------   SECURITIES
   NAME AND PRINCIPAL                                    OTHER ANNUAL     UNDERLYING      ALL OTHER
        POSITION         YEAR SALARY (1) BONUS         COMPENSATION (4) OPTIONS (#)(5) COMPENSATION (6)
   ------------------    ---- ---------- -------       ---------------- -------------- ----------------
Joseph R. Tomkinson..... 1997  $100,000  $ 5,300(2)        $252,992         10,000           $480
  Chairman of the Board
  and CEO of ICH and
  ICCC
William S. Ashmore...... 1997  $ 75,000  $ 5,300(2)        $250,192         10,000           $290
  President and COO of
  ICH, Executive Vice
  President and Director
  of ICCC
Richard J. Johnson...... 1997  $ 37,500  $ 5,300(2)        $204,256         10,000           $ 88
  Senior Vice President,
  CFO, Treasurer and
  Secretary of ICH and
  ICCC and Director of
  ICCC
Mary C. Glass-
 Schannault............. 1997  $ 30,870  $27,790(2)(3)     $ 42,317         10,000           $119
  Senior Vice President
  of ICH and ICCC
William D. Endresen .... 1997  $120,000  $49,000(2)(3)     $ 43,280         50,000           $468
  Senior Vice President
  of ICH and President
  and Director of ICCC

--------
(1) Pursuant to their respective employment agreements with IFC, total current base salaries for Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault are $300,000, $225,000, $112,500 and $92,930, respectively.
    Effective January 1998, Mr. Johnson became Executive Vice President of
    ICH.

(2) Each of the persons in the above table is entitled to be paid a quarterly bonus equal to the aggregate dividend such person would have received from the Company on all shares of Common Stock underlying unexercised stock options held by such person which are outstanding.
(3) Includes a performance and profitability bonus.
(4) Consists of (i) a car allowance paid by the Company, (ii) contributions paid by the Company under the 401(k) plan, and (iii) the dollar value of the difference between the price paid by each officer for shares of Common Stock of ICH and the fair market value of such stock ($3.20) on the date of purchase. See "Certain Relationships and Related Transactions--Stock Compensation Expense."
(5) Consists of options granted under ICH's Stock Option and Awards Plan (as described below). Options vest 33.33% per year on each anniversary of the date of grant and have been granted with related dividend equivalent rights ("DERs").
(6) For each person, consists of payments on group term-life insurance.

OPTION GRANTS, EXERCISES AND YEAR-END VALUES

  The following table sets forth stock options granted to executive officers under the Stock Option and Awards Plan as of December 31, 1997:

            OPTIONS GRANTED IN FISCAL YEAR ENDED DECEMBER 31, 1997


                                        INDIVIDUAL GRANTS
                         -----------------------------------------------  POTENTIAL REALIZABLE
                           NUMBER                                           VALUE AT ASSUMED
                         OF SHARES                                        ANNUAL RATES OF STOCK
                         UNDERLYING PERCENTAGE OF                        PRICE APPRECIATION FOR
                          OPTIONS      OPTIONS     EXERCISE                  OPTION TERM (4)
                         GRANTED(#)  GRANTED TO     PRICE    EXPIRATION  -----------------------
          NAME              (1)     EMPLOYEES (%) ($/SH) (2)  DATE (3)     5% ($)     10% ($)
          ----           ---------- ------------- ---------- ----------- ---------- ------------
William D. Endresen.....   50,000         24        15.00    August 2007    471,671    1,195,307
Joseph R. Tomkinson.....   10,000          5        15.00    August 2007     94,334      239,061
William S. Ashmore......   10,000          5        15.00    August 2007     94,334      239,061
Richard J. Johnson......   10,000          5        15.00    August 2007     94,334      239,061
Mary C. Glass-
 Schannault.............   10,000          5        15.00    August 2007     94,334      239,061

--------
(1) Such stock options vest 33.33% per year on each anniversary of the date of grant and have been granted with related DERs.
(2) The exercise price for all options equals the fair market value of such shares at the date of grant as determined by the Administrator.
(3) Such stock options expire ten years from the date of grant or earlier upon termination of employment.
(4) Amounts reflect assumed risks of appreciation set forth in the Commission's executive compensation disclosure requirements. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

  On August 4, 1997, the Company granted to each of Messrs. Walsh, Filipps, Peers, Poletti and Busch options to purchase 10,000 shares of ICH Common Stock at a per share exercise price of $15.00, the initial public offering ("IPO") price per share, vesting 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING      VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                           SHARES                   AT FISCAL YEAR-END   AT FISCAL YEAR-END
                         ACQUIRED ON     VALUE         EXERCISABLE/         EXERCISABLE/
NAME                     EXERCISE (#) REALIZED ($) UNEXERCISABLE (#)(1) UNEXERCISABLE ($)(2)
----                     -----------  ------------ -------------------- --------------------
Joseph R. Tomkinson.....     --           --            --/10,000            --/ 26,250
William S. Ashmore......     --           --            --/10,000            --/ 26,250
Richard J. Johnson......     --           --            --/10,000            --/ 26,250
Mary C. Glass-
 Schannault.............     --           --            --/10,000            --/ 26,250
William D. Endresen.....     --           --            --/50,000            --/131,250

--------
(1) For a description of the terms of such options, see "--Stock Option and Awards Plan."
(2) Based on a price per share of $17.625, which was the price of a share of Common Stock as quoted on the American Stock Exchange at the close of business on December 31, 1997.

EMPLOYMENT AGREEMENTS

  In August 1997, in connection with ICH's IPO, each officer's employment agreement with IFC was amended and restated to allow him or her to become an officer of RAI (and of ICH and ICCC). See "--Executive Compensation--Summary Compensation Table" for annual salary descriptions. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH reimburses RAI, who reimburses IFC, on a dollar for dollar basis (see "Certain Relationships and Related Transactions-- Relationships with the Manager--Management Agreement"), for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge. In August 1997, Mr. Endresen entered into an employment agreement with ICCC for a term of five years. His base salary is currently $175,000 per year subject to an annual review and cost of living adjustment.

  Pursuant to the employment agreements, if the officer is terminated without cause (as defined therein) then the officer will receive (i) his or her base salary for a period of one year following the date of termination, (ii) any bonus or incentive compensation prorated through the date of termination; provided that if the bonus or incentive compensation is discretionary, then the officer will receive a payment at least equal to the last previous payment made to the officer, if any, for the previous year prorated to the date of termination, and (iii) any expense reimbursements. Each officer agreed that he or she will not compete with the Company if the agreement is voluntarily terminated by the officer. The employment agreements will not be terminated upon any merger or the transfer of all or substantially all of the Company's assets.

STOCK OPTION AND AWARDS PLAN

  In April 1997, the Company adopted the 1997 Stock Option and Awards Plan (the "Stock Option and Awards Plan") which provides for the grant of qualified incentive stock options ("ISOs") which meet the requirements of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs"), deferred stock, restricted stock, performance shares, stock appreciation and limited stock appreciation rights awards ("Awards") and DERs.

  The purpose of the Stock Option and Awards Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to others whose job performance affects the Company. The Stock Option and Awards Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors (the "Administrator"). ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers, key employees, agents and consultants of the Company, any of its subsidiaries or parent corporation, of RAI, and to the directors, officers and key employees of ICCC.

  The Stock Option and Awards Plan provides for the granting of DERs in tandem with all options granted under the Stock Option and Awards Plan. Such DERs accrue shares of Common Stock for the account of the optionee upon the payment of cash dividends on outstanding shares of Common Stock. The number of shares accrued is determined by a formula and such shares are currently transferred to the optionee only upon exercise of the related option. The Stock Option and Awards Plan permits DERs to be granted under the Stock Option and Awards Plan with certain characteristics. First, DERs can be issued in "current-pay" form so that payments can be made to the optionee at the same time as dividends are paid to holders of outstanding Common Stock. Second, DERs can be made eligible to participate not only in cash distributions but also distributions of stock or other property made to holders of outstanding Common Stock. Shares of Common Stock accrued for the account of the optionee pursuant to a DER grant may also be made eligible to receive dividends and distributions. Finally, DERs can be made "performance based" by conditioning the right of the holder of the DER to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

  Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option and Awards Plan currently authorizes the grant of options to purchase, and Awards of, an aggregate of 632,500 shares. At March 31, 1998, options to acquire 84,000 shares were outstanding at a per share exercise price of

$17.625, options to acquire 22,250 shares were outstanding at a per share exercise price of $18.875 and options to acquire 190,000 shares were outstanding at a per share exercise price of $15.00. If an option granted under the Stock Option and Awards Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option and Awards Plan.

  Unless previously terminated by the Board of Directors, the Stock Option and Awards Plan will terminate in April 2007, and no options or Awards may be granted under the Stock Option and Awards Plan thereafter.

  Options granted under the Stock Option and Awards Plan will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions of the Award made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted when and in what increments shares covered by the option or Award may be purchased and, in the case of options, whether it is intended to be an ISO or a NQSO provided, however, that certain restrictions applicable to ISOs are mandatory, including a requirement that ISOs not be issued for less than 100% of the then fair market value of the Common Stock (110% in the case of a grantee who holds more than 10% of the outstanding Common Stock) and a maximum term of ten years (five years in the case of a grantee who holds more than 10% of the outstanding Common Stock).

  Under current law, ISOs may not be granted to any director of the Company who is not also an employee, or to directors, officers and other employees of entities unrelated to the Company. No options or Awards may be granted under the Stock Option and Awards Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of equity stock of the Company.

  Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding equity stock). Options may be granted on terms providing for exercise either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

  The exercise price of any option granted under the Stock Option and Awards Plan is payable in full in cash, or its equivalent as determined by the Administrator. The Company may make loans available to option holders to exercise options evidenced by a promissory note executed by the optionholder and secured by a pledge of Common Stock with fair market value at least equal to the principal of the promissory note unless otherwise determined by the Administrator.

  The Board of Directors may from time to time revise or amend the Stock Option and Awards Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without his consent.

401(k) PLAN

  The Company participates in the ICII contributory retirement plan ("401(k) Plan") for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 2% to 14% of his or her salary, and the Company will contribute to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months.

  Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional Company contribution may be made at the discretion of the Company, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining Company matching funds would be allocated as a 50% match of employee contributions, on the first 4% of the employee's deferrals. Company matching contributions will be made as of December 31st each year in the form of Company Common Stock. No contributions were made for any period presented herein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Messrs. Tomkinson, Busch and Poletti. Other than Mr. Tomkinson, Chairman of the Board and Chief Executive Officer of ICH, no member of the Compensation Committee was, during the fiscal year, an officer or employee of ICH.

  Mr. Tomkinson is also Chairman of the Board and Chief Executive Officer of IMH, a one-third owner of RAI and an owner of 25% of the common stock of ICCC. See "Certain Relationships and Related Transactions--Relationships with the Manager" and "--Relationships with IMH." Thomas J. Poletti is a partner in the law firm Freshman, Marantz, Orlanski, Cooper & Klein, which is counsel to the Company. Mr. Poletti owns 12,000 shares of the Company's Common Stock and options to purchase 10,000 shares of Common Stock.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Company's Board of Directors administers the policies governing the Company's executive compensation program. All issues pertaining to executive compensation are reviewed by the Compensation Committee and approved by the Company's Board of Directors.

  The Compensation Committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles affecting executive compensation are: (1) to attract and retain key high caliber executives; (2) to provide levels of compensation competitive with those offered by the Company's competitors; and (3) to motivate executives to enhance earnings and long-term stockholder value by linking stock performance (on a total returns basis) with long-term incentive compensation.

  The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as to value received by stockholders. Targeted levels of executive compensation are set at levels consistent with others in the Company's industry, determined after comparison, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance.

  Each executive officer's compensation is comprised of three principal components: base salary, bonus and stock options or awards granted pursuant to the Company's Stock Option and Awards Plan. Base salary and bonus are determined by the executive officer's employment agreement with IFC (with the exception of Mr. Endresen, whose employment agreement is with ICCC) and are reviewed at least annually by the Compensation Committee. See "Executive Compensation" for a description of the allocation of base salary and bonus. Each executive officer's, including the Chief Executive Officer's, bonus compensation, excluding Mr. Endresen, consisted of monies received on DERs granted with stock options. In addition, Ms. Glass-Schannault's bonus included a performance and profitability bonus and Mr. Endresen's bonus included a discretionary contribution determined by the Chief Executive Officer. The Compensation Committee believes that the total compensation package of the executive officers should be linked to such factors as return on equity and to the total return of the Company's stock, both on an absolute basis and relative to similar companies, and to the attainment of planned objectives established at the beginning of the year. The Company uses stock options and sometimes DERs to align the long-range interest of its executive officers with the interest of stockholders.

The amount of stock options that is granted to executive officers is determined by taking into consideration the officer's position with the Company, overall individual performance, the Company's performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded. The Compensation Committee applies the foregoing principles and policies in examining the compensation of Joseph R. Tomkinson, the Company's Chief Executive Officer. The Compensation Committee believes that Mr. Tomkinson, as Chief Executive Officer, significantly and directly influences the Company's overall performance.

  Section 162(m) was added to the Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration, or paid pursuant to a binding contract that was in effect on February 17, 1993. The compensation paid in 1997 to the Named Executive Officers was deductible.

  The Committee will review the Company's existing compensation program to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

  The Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which will create added stockholder value.


                                          COMPENSATION COMMITTEE
                                          Joseph R. Tomkinson
                                          Thomas J. Poletti
                                          Timothy R. Busch

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a performance graph comparing the cumulative total stockholder return on the Company's Common Stock, the S & P 500 Stock Index and an index average of the Company's peer group, composed of comparable publicly-traded companies in the mortgage banking business, in each case for the period commencing on August 5, 1997 through December 31, 1997. Such peer group includes: American Residential Investment Trust, Inc., Asset Investors Corporation, Capstead Mortgage Corporation, Commercial Assets, Inc., CRIIMI MAE, Inc., Imperial Credit Commercial Mortgage Investment Corp., Laser Mortgage Management, Inc., Ocwen Asset Investment Corporation, Redwood Trust, Inc., and Thornburg Mortgage Asset Corporation. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        OF PEER GROUP AND BROAD MARKET

Measurement Period          IMPAC COMMERCIAL                      S&P 500
(Fiscal Year Covered)        HOLDINGS, INC.        PEER GROUP      INDEX
-------------------         ----------------       ----------    ---------
Measurement Pt- 8/5/97            $100               $100          $100
FYE  8/29/97                      $106.09            $ 99.59       $ 94.40
FYE  9/30/97                      $106.81            $ 96.61       $ 99.57
FYE 10/31/97                      $104.07            $ 91.13       $ 96.24
FYE 11/28/97                      $102.99            $ 88.29       $100.70
FYE 12/31/97                      $104.16            $ 81.52       $102.43


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, Directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year which ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent Stockholders were satisfied by such persons.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS WITH THE MANAGER

  The Manager, RAI, commenced operations in August 1997. Each of the persons who are executive officers of the Manager has significant experience in purchasing, financing, servicing, securitizing and investing in mortgage loans and mortgage securities and all of such persons are officers of IMH and IFC; however, they have not previously managed a Commercial Mortgage REIT. RAI is a recently formed entity with no significant assets and no prior history of operations. RAI is owned equally by each of Messrs. Tomkinson, Ashmore, and Johnson. IMH owns all of the outstanding shares of non-voting preferred stock of IFC, its conduit operations, representing 99% of the economic interest in IFC, and Messrs. Tomkinson, Johnson and Ashmore own all of the outstanding shares of common stock of IFC, representing 1% of the economic interest. The officers of RAI have modified their employment agreements with IFC to allow them to become officers of the Manager (and of ICH and ICCC). The Manager has agreed to cause each of its officers to devote as much of his or her time to the operations of the Company as is reasonably necessary. ICH reimburses the Manager, who reimburses IFC on a dollar for dollar basis (including the service charge referenced below), for the actual cost of providing the services of these officers to the Company based upon the compensation payable to them by IFC, plus a 15% service charge. ICH reimburses the Manager for expenses incurred by the Manager, plus a service charge of 15% on all expenses owed by the Manager to IFC for costs and expenses owed by the Manager to IFC for costs and services under any submanagement agreement between IFC and the Manager. The Manager pays all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from the Company; no such 15% service charge is paid to third party service providers other than IFC. For the first three years of the Management Agreement there is a minimum amount of $500,000 per annum (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by the Manager and payable by RAI to IFC. After the third year, ICH is only responsible for reimbursing expenses and services provided, with the 15% service charge for amounts due to IFC. RAI has entered into a Submanagement Agreement with IFC, the conduit operations of IMH, to provide administrative services as required by the Company including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable as RAI deems necessary. See "--Management Agreement--Expenses."

  The address of the Manager is 20371 Irvine Avenue, Santa Ana Heights, California 92707, telephone (714) 556-0122.

 Managers and Executive Officers

  The managers and executive officers of RAI are as follows:

               NAME                             POSITION
               ----                             --------
     Joseph R. Tomkinson*      Chairman and Chief Executive Officer
     William S. Ashmore*       President and Manager
     Richard J. Johnson*       Executive Vice President, Chief Financial
                                Officer and Manager
     Mary C. Glass-Schannault* Senior Vice President

--------
* Each of these persons also serve as directors or executive officers of the Company.

  For biographical information on these persons, see "Information Concerning Nominees."

 MANAGEMENT AGREEMENT

  In August 1997, the Company entered into a Management Agreement with the Manager for an initial term expiring on December 31, 2002. Successive extensions, each for a period not to exceed one year, may be made by agreement between the Company and the Manager. The Management Agreement may be terminated by the

Company without cause at any time upon 60 days' written notice. Any such termination or failure to extend by the Company without cause shall result in the payment of a termination or non-renewal fee to the Manager determined by an independent appraisal. In addition, the Company and the Manager will have the right to terminate the Management Agreement upon the occurrence of a breach by the other party of any provision contained in the Management Agreement which remains uncured for 30 days. In addition, the Company may renew or terminate the Management Agreement by a majority vote of its Unaffiliated Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock.

  The terms of the Management Agreement, including the management fees, were determined by what the management of both RAI and ICH believe are comparable with other advisory relationships and have been approved by the Board of Directors of RAI and the Unaffiliated Directors of ICH. ICH's Bylaws provide that the Unaffiliated Directors shall determine at least annually that the compensation paid to the Manager is reasonable in relation to the nature and quality of the services performed by the Manager.

  The Manager is at all times subject to the supervision of the Company's Board of Directors and provides advisory services to the Company in accordance with the terms of the Management Agreement. The Manager is involved in three primary activities: (1) capital management--primarily the oversight of the Company's structuring, analysis, capital raising and investor relations activities; (2) asset management--primarily the analysis and oversight of the acquisition, management, securitization and disposition of Company assets; and
(3) operations management--primarily the oversight of ICH's operating subsidiaries. Specifically, the Manager performs such services and activities relating to the assets and operations of the Company as may be appropriate, including:

    (1) serving as the Company's consultant with respect to the formulation of investment criteria and interest rate risk management by its Board of Directors;

    (2) advising as to the issuance of commitments on behalf of the Company to purchase Commercial Mortgages or purchasing Commercial Mortgages and Commercial Mortgage-Backed Securities ("CMBSs") meeting the investment criteria set from time to time by the Company's Board of Directors;

    (3) advising, negotiating, and overseeing the securitization of the Company's Commercial Mortgages in real estate mortgage investment conduits ("REMICs") or collateralized mortgage obligations ("CMOs") and negotiating terms with rating agencies and coordinating with investment bankers as to structure and pricing of the securities formed by the Company;

    (4) advising the Company in connection with and assisting in its Long-Term Investment Operations;

    (5) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

    (6) monitoring and providing to the Board of Directors on an on-going basis price information and other data obtained from certain nationally-recognized dealers who maintain markets in Commercial Mortgages identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

    (7) providing the executive and administrative personnel, office space and services required in rendering services to the Company, which includes contracting with appropriate third parties, which may include IMH and its affiliates, to provide various services including facilities and costs related therewith, technology, management information systems, human resource administration, general ledger accounts, check processing, accounts payable and other similar operational or administrative services;

    (8) overseeing the day-to-day operations of ICH and supervising the performance of such other administrative functions necessary in the management of ICH as directed by the Board of Directors of ICH;

    (9) advising and negotiating agreements on behalf of the Company with banking institutions and other lenders to provide for the short-term borrowing of funds by the Company;

    (10) communicating on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

    (11) subject to an agreement executed by the Company, advising as to the designation of a servicer for those loans sold by ICCC whereby ICCC elected not to service such loans;

    (12) counseling the Company in connection with policy decisions to be made by its Board of Directors; and

    (13) upon request by and in accordance with the direction of the Board of Directors of the Company, investing or reinvesting any money of the Company.

  RAI entered into a Submanagement Agreement with IFC, the conduit operations of IMH, to provide administrative services as required by the Company including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable as RAI deems necessary. The Manager may also enter into additional contracts with other parties, which may include IMH or its affiliates, to provide any such services for the Manager, which third party shall be approved by the Company's Board of Directors. See "--Expenses."

  RAI currently has a total of four officers and three managers who participate in the oversight of the Company's operations.

 Management Fees

  The Manager is entitled to receive for each fiscal quarter, an amount equal to 25% of the Net Income of the Company, before deduction of such compensation, in excess of the amount that would produce an annualized Return on Equity equal to the daily average Ten Year U.S. Treasury Rate plus 2% (the "25% Payment"). The term "Return on Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Net Worth for the quarter. For such calculations, the "Net Income" of the Company means the net income of the Company determined in accordance with the Code before the Manager's compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. A deduction for all of the Company's interest expenses for borrowed money is also taken in calculating Net Income. "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus the Company's retained earnings less dividends declared (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. The 25% Payment to the Manager is calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period.

  The Manager's fees are calculated by the Manager within 60 days after the end of each calendar quarter, with the exception of the fourth quarter for which compensation will be computed within 30 days, and such calculation shall be promptly delivered to the Company. The Company is obligated to pay the fee within 90 days after the end of each calendar quarter. For the period January 15, 1997 to December 31, 1997, ICH recorded no expenses in connection with the 25% Payment payable to RAI.

 Expenses

  Pursuant to the Management Agreement, ICH pays all operating expenses incurred by the Manager under the Management Agreement. The operating expenses generally required to be incurred by the Manager and reimbursed by ICH include out-of-pocket costs, equipment and other personnel required for the Company's operations, including amounts payable by RAI pursuant to submanagement agreements with outside third parties, which include IMH and its affiliates, to provide various services to the Company including facilities and costs related therewith, technology, management information systems, human resource administration, general ledger accounts, check processing, accounts payable and other similar operational services ("Reimbursable Expenses"). Reimbursable Expenses also include issuance and transaction costs associated with the purchase, disposition and financing of investments, regular legal and auditing fees and expenses of the Company, the fees and expenses of the Company's Directors, premiums for directors' and officers' liability insurance, premiums for fidelity and errors and omissions insurance, servicing and sub-servicing expenses, the costs of printing and mailing proxies and reports to stockholders, and the fees and expenses of the Company's custodian and transfer agent, if any.

  The Company reimburses the Manager for all Reimbursable Expenses, plus a service charge of 15% on all Reimbursable Expenses owed by RAI to IFC, the conduit operations of IMH, for costs and services under any subcontract between RAI and IFC. RAI pays all such third parties on a dollar-for-dollar basis the aforementioned amounts received by it from the Company; no such 15% service charge will be paid to third party service providers other than IFC.

  All of the persons who are officers of the Manager are also officers of IMH, IFC, ICH and ICCC. IMH owns all of the outstanding shares of the non-voting preferred stock of IFC, its conduit operations, representing 99% of the economic interest in IFC, and Messrs. Tomkinson, Johnson and Ashmore own all of the outstanding shares of common stock of IFC, representing 1% of the economic interest. Each of these officers have modified their employment agreements with IFC to allow them to become officers of the Manager (and of ICH and ICCC). The Manager will agree to cause each of its officers to devote as much of his or her time to the operations of the Company as is reasonably necessary. The Company will reimburse the Manager, who will reimburse IFC on a dollar for dollar basis, for the actual cost (the "Reimbursable Executive Amounts") of providing the services of these officers to the Company based upon compensation payable to them by IFC, plus a 15% service charge.

  For the first three years of the Management Agreement, there is a minimum amount of $500,000 per annum (which includes the 15% service charge) payable by ICH to RAI for Reimbursable Expenses and Reimbursable Executive Amounts. After the third year, ICH is responsible for paying RAI the actual amount of Reimbursable Expenses and Reimbursable Executive Amounts, with the 15% service charge for amounts due to IFC.

  The Company does not believe that its operations are adversely affected as a result of these relationships. Payments of Reimbursable Expenses and Reimbursable Executive Amounts by the Company to RAI are made monthly. For the period January 15, 1997 to December 31, 1997, ICH recorded an aggregate of $525,000 representing Reimbursable Expenses and Reimbursable Executive amounts payable to RAI.

 Tabular Presentation of Amount Payable to Manager

  The following table presents all compensation, fees, profits and other benefits (including reimbursement of out-of-pocket expenses) which RAI and its affiliates may earn or receive in connection with the Management Agreement.

      RECIPIENT PAYOR AMOUNT
      --------- ----- ------
      RAI(1)     ICH  25% Payment(2)
      RAI(3)     ICH  Reimbursable Expenses, plus a 15% service charge(4)
      RAI(3)     ICH  Reimbursable Executive Amounts, plus a 15% service
                      charge(4)

--------
(1) RAI is equally owned by each of Messrs. Tomkinson, Ashmore and Johnson; the 25% payment to RAI will be retained by RAI, resulting in a direct benefit to its owners.

(2) For a more detailed explanation of the 25% Payment, see "--Management Fees." There is no minimum or maximum amount of the 25% Payment due in any year.

(3) All amounts payable by ICH to RAI for Reimbursable Expenses and Reimbursable Executive Amounts, plus the 15% service charge, are payable by RAI to IFC.

(4) For a more detailed explanation of Reimbursable Expenses and Reimbursable Executive Amounts see "--Expenses." For the first three years of the Management Agreement, there is a minimum amount of $500,000 per annum (which includes the 15% service charge) payable by ICH to RAI for Reimbursable Expenses and Reimbursable Executive Amounts due in any year. There is no maximum amount of Reimbursable Expenses or Reimbursable Executive Amounts due in any year.

 STOCK OPTION AND AWARDS PLAN

  The Company has adopted the Stock Option and Awards Plan and the directors, officers and employees of the Manager will be granted certain options or rights under the Stock Option and Awards Plan and may in the future be granted additional options or rights under the Stock Option and Awards Plan. See "Executive Compensation--Stock Option and Awards Plan."

 LIMITS OF RESPONSIBILITY

  Pursuant to the Management Agreement, the Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Company's Board of Directors in following or declining to follow its advice or recommendations. The Manager, its directors, officers, equityholders and employees will not be liable to the Company, any mortgage security issuer, any subsidiary of the Company, the Unaffiliated Directors, the Company's stockholders or any subsidiary's shareholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Manager is a recently formed entity and does not have significant assets. Consequently, there can be no assurance that the Company would be able to recover any damages for claims it may have against the Manager. The Company has agreed to indemnify the Manager, and its managers, officers, equityholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the Manager made in good faith in the performance of its duties under the Management Agreement.

RELATIONSHIPS WITH IMH

 ORGANIZATIONAL TRANSACTIONS WITH IMH

  In February 1997, Joseph R. Tomkinson, ICH's Chairman of the Board and Chief Executive Officer, William S. Ashmore, ICH's President and Chief Operating Officer, Richard J. Johnson, ICH's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, William D. Endresen, ICH's Senior Vice President, Mary C. Glass-Schannault, ICH's Senior Vice President, and each of James Walsh, Frank P. Filipps, Stephan R. Peers and Thomas J. Poletti, Directors of ICH, and H. Wayne Snavely, purchased 76,800, 76,800, 62,400, 12,000, 12,000 and 12,000 shares of the Common Stock of ICH, respectively, at a per share price of $.01. In addition, IMH purchased 299,000 shares of the Common Stock of ICH, at a per share price of $.01.

  In February 1997, IMH purchased all of the non-voting preferred stock of ICCC, which represents 95% of the economic interest in ICCC (entitling the holder to receive 95% of any dividend or distribution made by ICCC), for $500,000. Each of Messrs. Tomkinson, Ashmore, Johnson and Endresen purchased all of the outstanding shares of Common Stock of ICCC (500 shares at a per share price of $1.00), which represent 5% of the economic interest in ICCC.

  In March 1997, IMH lent ICH $15.0 million evidenced by a promissory note bearing interest at the rate of 8% per annum which was convertible into shares of non-voting convertible preferred stock of ICH at the rate of one share of ICH Preferred Stock for each $5.00 principal amount of said note.

  In March 1997, IMH converted the aforementioned $15.0 million principal amount promissory note into an aggregate of 3,000,000 shares of ICH Preferred Stock. All ICH Preferred Stock automatically converted, upon the closing of ICH's IPO, into shares of ICH Common Stock determined by multiplying the number of shares of ICH Preferred Stock converted by a fraction, the numerator of which was $5.00 and the denominator of which was $15.00, the IPO price per share. Notwithstanding the foregoing, consistent with IMH's classification as a REIT, IMH was not entitled to convert into ICH Common Stock more than that number of shares of ICH Preferred Stock whereby IMH would have owned, immediately after such conversion, greater than 9.8% of the outstanding ICH Common Stock. Any shares of ICH Preferred Stock not converted into ICH Common Stock upon the closing of the IPO automatically converted into shares of ICH non-voting Class A Common Stock at the same rate as the ICH Preferred Stock converted into ICH Common Stock on said date. Shares of ICH Class A Common Stock converted into shares of ICH Common Stock on a one-for-one basis and each such class of ICH Common Stock is entitled to cash dividends on a pro rata basis. Upon any subsequent issuances of Common Stock by ICH or sales of ICH Common Stock held by IMH, shares of ICH Class A Common Stock will automatically convert into additional shares of ICH Common Stock, subject to said 9.8% limitation.

  In April 1997, IMH exchanged the 299,000 shares of ICH Common Stock held by it for an equal number of shares of ICH Class A Stock.

  Upon the closing of the IPO in August 1997, IMH contributed to ICH (the "Contribution") 100% of the outstanding shares of non-voting preferred stock of ICCC in exchange for 95,000 shares of ICH Class A Common Stock. As of March 31, 1998, IMH owned 719,789 shares of ICH Common Stock and 674,211 shares of ICH Class A Common Stock.

  Prior to the Contribution, ICCC was allocated expenses of various administrative services provided by IMH. The costs of such services were not directly attributable to a specific division or subsidiary and primarily included general corporate overhead, such as accounting and cash management services, human resources and other administrative functions. These expenses were calculated as a pro rata share of certain administrative costs based on head count or relative assets and liabilities of the division or subsidiary, which management believed was a reasonable method of allocation.

 NON-COMPETE AGREEMENT AND RIGHT OF FIRST REFUSAL AGREEMENT

  The Company's operations may be affected by the activities of IMH and IFC. Pursuant to a non-compete agreement (the "Non-Compete Agreement") between IMH, IFC, ICH and ICCC which became effective upon the closing of ICH's IPO, for a period of the earlier of nine months from August 1997 or the date upon which the Company accumulated (for investment or sale) $300.0 million of Commercial Mortgages and/or CMBSs, neither IMH nor IFC would originate or acquire any Commercial Mortgages; however, this Agreement did not preclude IMH (either directly or through IFC) from purchasing any Commercial Mortgages or CMBSs under the Right of First Refusal Agreement discussed below. The Non-Compete Agreement terminated in March 1998. Subject to the Right of First Refusal Agreement, as defined below, IMH, as a mortgage REIT, and IFC, as its conduit operations, may compete with the operations of the Company.

  It is anticipated that RAI will act as the Manager for other REITs, some of which may have been or will be Affiliated REITs. In such an event, any Affiliated REIT utilizing RAI as its Manager may be in competition with the Company. In August 1997, RAI, ICH, ICCC, IMH and IFC entered into a ten-year right of first refusal agreement (the "Right of First Refusal Agreement"). It is expected that any Affiliated REIT utilizing RAI as its Manager will become a party to the Right of First Refusal Agreement, but such event is outside the control of the Company and there can be no assurance that any or all Affiliated REITs (other than IMH) will actually become parties to the Right of First Refusal Agreement. Pursuant to this Agreement, RAI agrees that any mortgage loan or mortgage-backed security investment opportunity (an "Investment Opportunity") which is offered to it on behalf of either the Company, IMH or any Affiliated REIT will first be offered to that entity (the "Principal Party") whose initial primary business as described in its initial public offering documentation (the "Initial Primary Business") most closely aligns with such Investment Opportunity. In addition, both IMH and

IFC on the one hand and ICH and ICCC on the other agree that any Investment Opportunity offered to either of them which falls outside the scope of its Initial Primary Business should be offered to the Principal Party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to RAI, RAI will make an independent evaluation of which REITs business is more greatly enhanced by such Investment Opportunity. Should all of such REITs decline such Investment Opportunity RAI may offer the Investment Opportunity to any third party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to a REIT which is a party to the Right of First Refusal Agreement, said REIT shall then be free to pursue the Investment Opportunity. In such an event there can be no assurance that the Company will be able to take advantage of any such Investment Opportunity or that any competitive activity of IMH, IFC or any Affiliated REIT will not adversely affect the Company's operations. In addition, the Company may become further prejudiced by the Right of First Refusal Agreement to the extent that the Company desires to pursue or pursues a business outside its Initial Primary Business.

 SUBMANAGEMENT AND SERVICING AGREEMENTS

  RAI has entered into a Submanagement Agreement with IFC, the conduit operations of IMH, to provide administrative services as required by the Company including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable as RAI deems necessary. IFC charges ICH and ICCC for these services based upon usage which charges management believes are reasonable. Total cost allocations IFC charged to ICH and ICCC for the year ended December 31, 1997 were $525,000 and $456,000, respectively. For a general description of the persons who are officers of the Manager and the terms of the Management Agreement, see "--Relationships with the Manager."

  ICCC acts as a servicer of Commercial Mortgages acquired on a "servicing-released" basis by the Company in its Long-Term Investment Operations pursuant to the terms of a Servicing Agreement which became effective in February 1997. ICCC subcontracts all of its servicing obligations under such loans to independent third parties pursuant to sub-servicing agreements.

 CREDIT ARRANGEMENTS

  ICCC maintains an uncommitted warehouse financing facility with an interest rate indexed to the prime rate with IMH of which $8.5 million was outstanding on the warehouse line at December 31, 1997. The largest aggregate balance outstanding during the year ended December 31, 1997 was $8.5 million. Interest expense recorded by ICCC related to warehouse financing due to IMH for the year ended December 31, 1997 was $262,000.

  During 1997, ICH maintained a warehouse financing facility with IWLG, a wholly owned subsidiary of IMH, until ICH obtained warehouse financing facilities with third-party lenders. The interest rate on the warehouse financing facility was 8.50% per annum and the highest balance outstanding during the year ended December 31, 1997 was $16.6 million. Interest expense recorded by ICH related to finance receivables due to IWLG for the year ended December 31, 1997 was $453,000. As of December 31, 1997, ICH did not maintain a warehouse facility with IWLG.

  In August 1997, ICH entered into a revolving credit arrangement with IMH whereby ICH agreed to advance to IMH up to a maximum amount of $15.0 million. The agreement expires on August 8, 1998. Advances under the revolving credit arrangement are at an interest rate and maturity to be determined at the time of each advance (typically, prime plus 1%) with interest and principal paid monthly. During 1997, the largest aggregate amount outstanding under the credit arrangement was $12.6 million at an interest rate of 9.5%. As of December 31, 1997, there were no amounts outstanding under the credit arrangement. Interest income recorded by ICH related to such advances to IMH was approximately $68,000.

  In August 1997, ICH entered into a revolving credit arrangement with IMH whereby IMH agreed to advance to ICH up to maximum amount of $15.0 million. The agreement expires on August 8, 1998. Advances under the revolving credit arrangement are at an interest rate and maturity to be determined at the time of each advance (typically, prime plus 1%) with interest and principal paid monthly. During 1997, the largest aggregate amount outstanding under the credit arrangement was $15.0 million at an interest rate of 9.5%. As of December 31, 1997, ICH's outstanding borrowings under the credit arrangement was $9.1 million. Interest expense recorded by ICH related to such borrowings from IMH was approximately $55,000.

  In October 1997, ICH entered into a revolving credit arrangement with IFC whereby ICH would advance to IFC up to a maximum amount of $15.0 million. Advances under the revolving credit arrangement were evidenced by an unsecured promissory note and at an interest rate and maturity determined at the time of each advance (typically, prime plus 1%) with interest and principal paid monthly. The largest balance outstanding under the revolving credit arrangement during the year ended December 31, 1997 was $2.0 million at an interest rate of 9.5%. The revolving credit arrangement expired in December 1997 and as of December 31, 1997 there were no amounts outstanding.

 PURCHASE OF COMMERCIAL MORTGAGES

  In February 1997, ICCC brokered ICH's purchase of $7.3 million and $10.2 million of condominium conversion loans which were financed with $16.6 million in borrowings under a warehouse lending facility provided by a subsidiary of IMH (see "--Credit Arrangements") and $900,000 in borrowings from IMH. All of the condominium conversion loans were purchased from IFC and $7.3 million of such mortgage loans were originated by a company with which William D. Endresen was an affiliate. IMH owns all of the outstanding non-voting preferred stock of IFC, which represents 99% of the economic interest in IFC, and Messrs. Tomkinson, Johnson and Ashmore own 100% of the common stock of IFC representing 1% of the economic interest. As of March 31, 1998, Messrs. Tomkinson, Ashmore and Johnson owned 100% of the common stock of IFC.

  In March 1997, ICH purchased a $10.1 million CMBSs from IFC which was financed by a promissory note with ICII of which Mr. Tomkinson is a director. In March 1997, the promissory note was repaid with cash from IMH's $15.0 million investment. Concurrently therewith, the Company repaid the $900,000 owed to IMH in connection with its purchase of condominium conversion loans.

RELATIONSHIPS WITH AFFILIATES

 GENERAL

  With a view toward protecting the interests of ICH's stockholders, the Bylaws of ICH provide that a majority of the Board of Directors (and at least a majority of each committee of the Board of Directors) must not be "Affiliates" of RAI, as that term is defined in the Bylaws, and that the investment policies of ICH must be reviewed annually by the Unaffiliated Directors. Such policies and restrictions thereon may be established from time to time by the Board of Directors, including a majority of the Unaffiliated Directors. In addition, any transaction between ICH and any Affiliated Person requires the affirmative vote of a majority of the Unaffiliated Directors. Moreover, approval, renewal or termination of the Management Agreement requires the affirmative vote of a majority of the Unaffiliated Directors. The Management Agreement may be terminated by ICH upon 60 days' notice. Any such termination or failure to extend by ICH without cause shall result in the payment of a termination or non-renewal fee to the Manager determined by an independent appraisal. See "--Relationships with the Manager--Management Agreement."

  Many of the affiliates of IMH, RAI and ICCC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, ICH's Chairman of the Board and Chief Executive Officer, is the Chief Executive Officer and Chairman of the Board of IMH, a one-third owner of RAI and an owner of 25% of the common stock of ICCC. William S. Ashmore, ICH's President and Chief Operating Officer, is the President and a Director of IMH, a one-third owner of RAI and an owner of 25% of the common stock of ICCC. Richard J. Johnson, ICH's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, is Executive Vice President, Chief Financial Officer, Treasurer and Secretary of IMH, a one-third owner of RAI and a 25% owner of the common stock of ICCC. William D. Endresen, ICH's Senior Vice President, is an owner of 25% of the common stock of ICCC. Mary Glass-Schannault, ICH's Senior Vice President, is a Senior Vice President of IMH and IFC. Each of James Walsh, Frank P. Filipps and Stephan R. Peers, Directors of ICH, are Directors of IMH. In addition, since Messrs. Tomkinson, Ashmore, Johnson and Endresen own all of the outstanding shares of voting stock of ICCC, they have the right to elect all directors of ICCC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of ICCC is required. Ownership of 100% of the common stock of ICCC entitles the owners thereof to an aggregate of 5% of the economic interest in ICCC.

 RELATED PARTY COST ALLOCATIONS

  The Company was charged expenses for certain services and costs that primarily include human resources, data processing, professional services and accounting functions. These expenses were primarily charged based on a pro rata allocation of certain IFC employees' time spent working on Company related business, which management believes is reasonable, and included a 15% service charge which is included in the terms of the management agreement with RAI. The related party allocations for the period January 15, 1997 (commencement of operations) through December 31, 1997 totaled $981,000. Management believes the related party expenses allocated to the Company and included in its results of operations for the period from January 15, 1997 (commencement of operations) through December 31, 1997 approximate what the expenses would have been if the Company had operated as an unaffiliated entity of IMH and its affiliates.

 CREDIT ARRANGEMENTS

  ICCC has entered into warehouse line agreements with ICH which provide up to an aggregate of $900.0 million to finance ICCC's operations as needed. Terms of the warehouse line agreements require that the Commercial Mortgages be held by an independent third party custodian, which gives the Company the ability to borrow against the collateral as a percentage of the fair market value of the Commercial Mortgages. The borrowing rates on the warehouse line agreements are at prime which was 8.50% at December 31, 1997. The margins on the warehouse line agreement are up to 90% of the fair market value of the collateral. Management believes that the warehouse line agreements will be sufficient to handle the Company's liquidity needs. During
1997, the highest aggregate amount outstanding under the credit arrangements was $95.7 million. As of December 31, 1997, amounts outstanding on ICCC's warehouse line with ICH were $95.7 million. Interest expense recorded by ICCC related to warehouse lines with ICH for the year ended December 31, 1997 was $2.4 million.

  On December 31, 1997, the Company financed its 50% interest, through its ownership in Dove, in a commercial office building located in Newport Beach, California with a loan for $5.2 million from ICCC. During 1997, the highest amount outstanding under the loan was $5.2 million. Terms of the loan are for 25 years at an adjustable rate of 9.0% with current monthly principal and interest payments of $44,000. ICCC recorded loan fees of $71,000 on the loan.

  During the normal course of business, ICH may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due From Affiliates" while borrowings are reflected as "Due To Affiliates" on the Company's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. Interest income recorded by ICH related to short-term advances due from affiliates was $268,000 for the year ended December 31, 1997. Interest expense recorded by ICH related to short-term advances due to affiliates was $45,000 for the year ended December 31, 1997.

  During the normal course of business, ICCC may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due From Affiliates" while borrowings are reflected as "Due To Affiliates" on ICCC's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. Interest income recorded by ICCC related to short-term advances due from affiliates was $16,000 for the year ended December 31, 1997. Interest expense recorded by ICCC related to short-term advances due to affiliates was $113,000 for the year ended December 31, 1997.

 CASH AND CASH EQUIVALENTS

  As of December 31, 1997, IMH had $12.5 million of cash and cash equivalents on deposit with Southern Pacific Bank ("SPB"), formerly Southern Pacific Thrift and Loan Association, a subsidiary of ICII of which Joseph R. Tomkinson is a director.

 PURCHASE OF COMMERCIAL MORTGAGES

  During 1997, ICH purchased $58.5 million of adjustable rate Commercial Mortgages from ICCC at a net premium of $111,000.

  During the period January 15, 1997 to December 31, 1997, Bankers Capital Resource, of which Mr. Endresen's brother is a principal, brokered an aggregate of approximately $4.1 million of loans to ICCC. ICCC has paid to Bankers Capital Resource broker fees of $41,000 for that period.

STOCK COMPENSATION EXPENSE

  Stock compensation expense of $2,697,000 represents the difference between the price at which ICH issued 300,000 shares of common stock to directors and officers of IMH and ICH on February 3, 1997 ($.01 per share) and the estimated fair value for financial reporting purposes of such shares as determined by the Company's management, as of February 3, 1997 ($9.00 per share). Fair value was based primarily on management's projection of the Company's future cash flow and net earnings, as well as the lack of liquidity of the shares at the date of issuance and the uncertainty of certain future events regarding the development of the Company's business and organization structure including, but not limited to, obtaining independent financing for the organization and purchase of Commercial Mortgages, funding and closing Commercial Loans, and developing a pipeline of future Commercial Loan originations.

  Stock compensation expense of $25,000 represents the difference between the price at which ICCC issued 500 shares of Common Stock to directors and officers of IMH and ICH on February 10, 1997, and the net book value, which the Company's management believes approximated the fair value of the 5% economic interest in ICCC purchased by the common shareholders.

OTHER TRANSACTIONS

  In April 1997, ICH, as a stand-alone entity, entered into a warehouse line agreement to provide up to $200.0 million to finance the Company's businesses. Terms of the warehouse line of credit require that the Commercial Mortgages be held by an independent third party custodian, which gives the Company the ability to borrow against the collateral as a percentage of the fair market value of the Commercial Mortgages. The borrowing rates are expressed in basis points over one-month LIBOR, depending on the type of collateral provided by the Company. The margins on the warehouse line agreement are based on the type of mortgage collateral used and generally range from 85% to 88% of the fair market value of the collateral. The warehouse line agreement was guaranteed by IMH until the closing of the IPO.

  Thomas J. Poletti, a Director of ICH, is a partner in the law firm Freshman, Marantz, Orlanski, Cooper & Klein, which is counsel to the Company and IMH. Mr. Poletti owns 12,000 shares of the Company's Common Stock and options to purchase 10,000 shares of Common Stock.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 1, 1998 by (1) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (2) each Director, (3) the Company's executive officers, and (4) all Directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                      NUMBER OF   PERCENTAGE OF
                                                        SHARES       SHARES
                                                     BENEFICIALLY BENEFICIALLY
               NAME OF BENEFICIAL OWNER                 OWNED       OWNED (1)
               ------------------------              ------------ -------------
   Impac Mortgage Holdings, Inc.(1)(2)..............   719,789         9.8%
   Joseph R. Tomkinson(3)...........................   110,800         1.4
   William S. Ashmore(3)............................    86,133         1.1
   Richard J. Johnson(3)............................    73,185          *
   William D. Endresen(4)...........................    28,666          *
   Mary C. Glass-Schannault(3)......................    17,775          *
   James Walsh(5)...................................    17,000          *
   Frank P. Filipps(5)..............................    17,000          *
   Stephan R. Peers(5)..............................    18,500          *
   Thomas J. Poletti(5).............................    17,000          *
   Timothy R. Busch(5)..............................     5,000          *
   All Directors and Executive Officers as a group
    (10 persons)....................................   391,059         5.3%

--------
 *  less than 1%

(1) Excludes 674,211 shares of ICH non-voting Class A Common Stock owned by IMH. Such shares automatically convert into shares of Common Stock of ICH upon any issuances of Common Stock by ICH or sales of ICH Common Stock held by IMH; provided, however, that the shares of ICH Class A Common Stock will not convert into shares of ICH Common Stock whereby IMH would own, immediately after such conversion, greater than 9.8% of ICH's outstanding Common Stock.

(2)  IMH's address is 20371 Irvine Avenue, Santa Ana Heights, California
     92707.

(3) Includes options to purchase 3,333 shares of Common Stock of ICH exercisable in August 1998.

(4) Includes options to purchase 16,666 shares of Common Stock of ICH exercisable in August 1998.

(5) Includes options to purchase 5,000 shares of Common Stock of ICH exercisable in August 1998.

                                PROPOSAL NO. 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected and appointed KPMG Peat Marwick LLP to act as the Company's independent accountants for the year ending December 31, 1998. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the stockholders for review and ratification on an annual basis.

  KPMG Peat Marwick LLP has examined the financial statements of the Company since its inception. Management is satisfied with their performance to date.

  The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment of KPMG Peat Marwick LLP for 1998 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            STOCKHOLDERS' PROPOSALS

  Stockholders' proposals intended to be presented at the Company's next Annual Meeting of Stockholders to be held in 1999 must be received at the Company's principal executive offices no later than February 15, 1999, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

  The Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

                                          By Order of the Board of Directors

                                          /s/ Richard J. Johnson
                                          -----------------------------
                                          Richard J. Johnson, Secretary

Dated: June 15, 1998
Santa Ana Heights, California

1651-PS-98

ICH47 7                            DETACH HERE


                                     PROXY

                        IMPAC COMMERCIAL HOLDINGS, INC.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JULY 23, 1998
               THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY

     The undersigned Stockholder of Impac Commercial Holdings, Inc. (the "Company"), a Maryland corporation, hereby appoints Joseph R. Tomkinson and Richard J. Johnson, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of the Company, to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on the 23rd day, July, 1998, at 9:00 A.M. Pacific Time, and any adjournment or postponement thereof, and to cast on behalf of the undersigned the number of votes the undersigned would be entitled to cast if personally present at the meeting on the following matters set forth on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

     THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IT IS UNDERSTOOD, HOWEVER, THAT THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF THE APPOINTMENT OF CERTIFIED PUBLIC ACCOUNTANTS AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT UNLESS CONTRARY INSTRUCTIONS ARE SPECIFIED. THE SPACES FOR YOUR VOTES AND SIGNATURE ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

ICH47 2                           DETACH HERE


[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES AND FOR THE OTHER PROPOSAL.

     1.  Election of Directors

         Nominees: Joseph R. Tomkinson, James Walsh, Frank P. Filipps, Stephen
         R. Peers, Thomas J. Poletti, Timothy R. Busch

                             FOR          WITHHELD
                             [_]            [_]

     [_] _____________________________________________
            For all nominees except as noted above

                                                         FOR    AGAINST  ABSTAIN
     2.  To ratify the appointment of KPMG Peat Marwick  [_]      [_]      [_]
         LLP as independent accountants for the year ending December 31, 1998.

     3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [_]

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [_]

     NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN. TRUSTEES, EXECUTORS, ETC. SHOULD INDICATE CAPACITY IN WHICH THEY ARE SIGNING.



Signature:_______________ Date:________  Signature:_______________ Date:________